Exhibit 10(h)


JOSEPH R. CATALANO EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is dated as February 11, 1992, between South Boston Savings Bank (the "Bank"), a wholly-owned subsidiary of The Boston Bancorp (the "Company"), and Joseph R. Catalano (the "Employee").

WHEREAS, the Employee is currently serving as Vice President of the Bank;

WHEREAS, the Bank and the Employee have an agreement related to employment dated April 16, 1987, which they desire to replace with this Agreement;

WHEREAS, the Board of Directors of the Bank (the "Board") has approved and authorized the entry into this Agreement with the Employee; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee and the Bank.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Employee is employed as Vice President of the Bank from the date hereof through the term of this Agreement. In such capacity, the Employee shall render, to the best of his ability, executive, policy, and other management services to the Bank of the type customarily performed by persons serving in similar executive officer capacities. The Employee shall also perform such other related duties as the Board may from time to time reasonably direct. During the term of this Agreement, there shall be no material increase or decrease in the duties and responsibilities of the Employee otherwise than as provided herein, unless the parties otherwise agree in writing. During the term of this Agreement, the Employee shall not be required to relocate to an area more than 20 miles from the Bank's home office (as of the date of this Agreement) in order to perform the services hereunder.

2. Salary. The Bank agrees to pay the Employee during the term of this Agreement a salary as follows: from the date hereof through October 31, 1992, a salary at an annual rate equal to $131,228, with the salary to be increased annually as of the first payroll period ending in November of each year during the term of this Agreement (i) by five percent of the salary payable to the Employee hereunder for the immediately preceding 12-month period and (ii) by such additional amount as shall be determined by the Board. In determining additional salary increases, the Board shall compensate the Employee for increases in the cost of living in excess of the fixed percentage increase provided for in clause (i) and may also provide for performance or merit increases. The salary of the Employee shall not be decreased at any time during the term of this Agreement from the amount then in effect, unless the Employee otherwise agrees in writing. The salary under this Section 2 shall be payable by the Bank to the Employee in equal increments of one-thirteenth each at the end of each four-week payroll period. The Employee shall not be entitled to receive fees for serving as a director of the Bank, or for serving as a member of any committee of the Board.

3. Discretionary Bonuses. In addition to his salary under Section 2, the Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in such discretionary bonuses as may be authorized, declared, and paid by the Board to executive officers during the term of this Agreement. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board.

4. Participation in Retirement and Employee Benefit Plans, Other Fringe
Benefits.

(a) The Employee shall be entitled to participate in any plan of the Company or the Bank relating to stock options, employee stock ownership, stock bonus, pension, thrift, profit-sharing, group life insurance, medical coverage, education, or other retirement or employee benefits that the Bank or the Company has adopted or may adopt for the benefit of its executive officers.

(b) The Employee shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank's executive officers, including the payment or reimbursement of reasonable expenses for attending annual and periodic meetings of trade associations, the use of an automobile, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement.

(c) Participation in these retirement and employee benefit plans and other fringe benefits shall not reduce the salary or discretionary bonuses payable to the Employee under Sections 2 and 3, respectively.

5. Term. The initial term of employment under this Agreement shall be for a three-year period from the date hereof. This Agreement shall be automatically renewed for one additional year on the first and each subsequent anniversary date of this Agreement, unless either (i) the Employee or (ii) the Bank gives contrary written notice to the other not less than 30 days before such anniversary date. Each initial term and all such renewed terms are collectively referred to herein as the term of this Agreement.

6. Standards. The Employee shall perform the Employee's duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Board. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the savings bank industry in Massachusetts.

7. Voluntary Absences; Vacations. The Employee shall be entitled, without loss of pay, to be absent voluntarily for reasonable periods of time for the performance of the duties and responsibilities under this Agreement. All such voluntary absences shall count as paid vacation time, unless the Board otherwise approve. The Employee shall be entitled to an annual paid vacation of at least four weeks per calendar year or such longer period as the Board may approve. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee. The Employee shall not be entitled (i) to receive more than one week's additional compensation on account of failure to take a paid vacation or (ii) to accumulate more than one week of unused paid vacation time from one calendar year to the next.

8. Termination of Employment.

(a)(i) The Board may terminate the Employee's employment at any time, but any termination by the Board other than termination for cause shall not prejudice the Employee's right to compensation or other benefits under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause, except for vested rights of the Employee. The term "termination for cause" shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform material stated duties, willful violation of any criminal law (other than traffic violations or similar offenses) or of any final crease-and-desist order, or material breach of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings bank industry in Massachusetts; provided, it shall be the Bank's burden to prove by clear and convincing evidence the alleged acts and omissions and the prevailing nature of the standards the Bank shall be alleged are violated by such acts and/or omissions. In order to terminate the Employee for cause, the Board must give the Employee written notice specifying the acts and/or omissions of the Employee which the Board in good faith believes constitute cause and provide the Employee and his counsel with an opportunity to present the Employee's response to such notice at a meeting of the Board, which notice must be delivered to the Employee not less than five business days prior to such meeting. Termination for cause shall not be effective until the Board has considered such response, if any, and adopted a resolution to such effect at such meeting or thereafter. Upon giving such notice, the Board may suspend the Employee's employment for up to 30 days, but such suspension shall not otherwise affect the Employee's rights under this Agreement, including his rights to receive his salary, bonus, and benefits.

(ii) The parties acknowledge and agree that damages which will result to Employee for termination without cause shall be extremely difficult or impossible to establish or prove, and agree that, unless the termination is for cause, the Bank shall be obligated, concurrently with such termination, to make a lump sum cash payment to the Employee as liquidated damages of an amount equal to the Employee's then current compensation hereunder (based on the Employee's
(i) current salary payable under Section 2 at the time of his termination, (ii) the automatic increases under clause (i) of Section 2 which would have gone into effect, as if the termination had not occurred, and (iii) the bonuses paid to the Employee under Section 3 during the 12-month period preceding his termination), calculated for a period equal to the remaining term of this Agreement; provided, however, that if the termination of employment occurs in connection with or as a result of a "change in control," as defined in Section 9(b), the amount payable to the Employee shall be determined under Section 9(a), as limited by Section 9(c). Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement, such liquidated damages shall be in lieu of all other claims which Employee may make by reason of the loss of employment. Such payment to the Employee shall be made on or before the Employee's last day of employment with the Bank. The liquidated damages amount shall not be reduced by any compensation which the Employee may receive for other employment with another employer after termination of his employment with the Bank.

(iii) In addition to the liquidated damages above described that are payable to the Employee for termination without cause, the following shall apply in the event of any termination without cause or in the event of any termination subject to Section 9: (1) the Employee shall continue to participate in, and accrue benefits under, all retirement, pension, supplemental retirement, profit-sharing, stock option, employee stock ownership, stock bonus, and other plans or arrangements of the Bank which provide for or result in the deferral of compensation, or the payment of compensation after retirement or other termination of employment, for the remaining term of this Agreement as if the termination of employment of the Employee had not occurred (with the Employee being deemed to receive annually for the purposes of such plans or arrangements the Employee's then current salary under Section 2 at the time of his termination, adjusted for automatic increases under clause (i) of Section 2 which would have taken effect, as if the termination had occurred, plus the bonuses paid to the Employee under Section 3 during the 12-month period preceding termination), except to the extent that such continued participation and accrual is expressly prohibited by law or to the extent such plan constitutes a plan which, by its terms, satisfies the requirements for "qualified" status under Section 401 of the Internal Revenue Code; (2) the Employee shall be entitled to continue to receive all other employee benefits and then existing fringe benefits referred to in Section 4 for the remaining term of this Agreement as if the termination of employment had not occurred; (3) the Bank shall, on the date of the Employee's termination of employment, establish an irrevocable trust that meets the guidelines set forth in GCM 39230 (May 7, 1984) published by the Internal Revenue Service (as the same may be modified or supplemented from time to time) (the "Trust"), the assets of which will be held, subject to the claims of creditors of the Bank, solely to fund the benefits to which the Employee is entitled under this Section 8(a)(iii), and the Bank shall transfer to the Trust an amount sufficient (x) to fund any benefit accrued by the Employee under any defined benefit pension plan maintained by the Company or the Bank to the extent that such defined benefit pension plan is not fully funded on a termination basis, as determined under the rules and regulations published by the Pension Benefit Guaranty Corporation, at the time of termination of Employee's employment; (y) to fund fully all benefits accrued by the Employee under any defined contribution plan maintained by the Company or the Bank to the extent that such benefits are not fully funded at the time of termination of the Employee's employment; and (z) to fund fully all benefits accrued by the Employee under any other plan or arrangement of the Company or the Bank providing for or resulting in the deferral of compensation; and (4) all insurance or other provisions for indemnification, defense or hold-harmless or officers or directors of the Bank which are in effect on the date the notice of termination is sent to the Employee shall continue for the benefit of the Employee with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against action which may be applicable to such acts or omissions.

(b) Notwithstanding any other provision in this Agreement, the Bank may terminate or suspend this Agreement and the employment of the Employee hereunder to the extent required by the savings bank law of the Commonwealth of Massachusetts, by applicable federal law relating to deposit insurance or by regulations or orders issued by the Banking Commissioner of the Commonwealth of Massachusetts (the "Commissioner") or the Federal Deposit Insurance Corporation.

(c) The Employee shall have no right to terminate employment under this Agreement prior to the end of the term of this Agreement, unless such termination is approved by the Board or is in connection with or within two years after a change in control (as defined in Section 9(b) of the Company or of the Bank. In the event that the Employee violates this provision, the Bank shall be entitled, in addition to its other legal remedies, to enjoin the employment of the Employee with any significant competitor of the Bank for a period of one year from the date of termination, or the remaining term of this Agreement, whichever is less. The term "significant competitor" shall mean any commercial bank, savings bank, cooperative bank or savings and loan association, or a holding company affiliate of any of the foregoing, which at the date of its employment of the Employee, had total consolidated assets, or a loan servicing portfolio, of $100 million or more, and one or more banking offices in Massachusetts within 20 miles from the Bank's home office (as of the date of this Agreement).

(d) In the event the employment of the Employee is terminated by the Bank without cause under Section 8(a) or the Employee's employment is terminated voluntarily or involuntarily in accordance with Section 9 and the Bank fails to make timely payment of the amounts then owed to the Employee under this Agreement, or the Bank breaches any of its obligations hereunder, the Employee shall be entitled to reimbursement for all reasonable costs, including attorney's fees, incurred by the Employee in taking action to collect such amounts or otherwise to enforce this Agreement, plus interest on such amounts at the rate of two percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by The Wall Street Journal), compounded monthly, for the period from the date the payment is due to be paid to the Employee until payment is made. Such reimbursement and interest shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

9. Change in Control.

(a) If during the term of this Agreement there is a change in control of the Company or of the Bank, the Employee shall be entitled to receive as a severance payment, or in lieu of a severance payment, for services previously rendered to the Bank, a lump sum cash payment as provided for herein (subject to Section 9(c) below) in the event the Employee voluntarily terminates his employment or this Agreement or such employment is terminated involuntarily by the Bank, in either case, in connection with or within two years after the change in control of the Company or of the Bank, unless such termination occurs by virtue of normal retirement, permanent and total disability (as defined in Section 22(e) of the Internal Revenue Code) or death. Subject to Section 9(c), the amount of the payment shall equal three times the Employee's average annual compensation which was payable by the Company and the Bank and was includible by the Employee in his gross income for federal income tax purposes with respect to the five most recent taxable years of the Employee ending prior to such change in control of the Company or of the Bank, less one dollar. Payment under this Section 9(a) shall be in lieu of any amount owed to the Employee as liquidated damages for termination without cause under Sections 8(a)(i) and (ii). However, payment under this Section 9(a) shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination of his employment with the Bank. In addition, Section 8(a)(iii) and
(d) shall apply in the case of any termination of employment within the scope of this Section 9(a).

(b) A "change in control of the Company," for purposes of this Agreement, shall be deemed to have taken place if: (i) any person becomes the beneficial owner of 20 percent or more of the total number of voting shares of the Company; (ii) any person becomes the beneficial owner of 10 percent or more, but less than 20 percent, of the total number of voting shares of the Company, provided that, a change in control will not be deemed to have occurred under this clause (ii) unless the Board of Directors of the Company or of the Bank has made a determination that such beneficial ownership constitutes or will constitute a change in control of the Company; (iii) any person (other than the persons named as proxies solicited on behalf of the Board of Directors of the Company) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for 20 percent or more the total number of voting shares of the Company; (iv) any person has received the approval of the Office of Thrift Supervision (the "OTS"), or any successor regulatory agency, under
Section 10 of the Home Owners Loan Act (the "Holding Company Act"), or regulations issued thereunder, to acquire control of the Company; (v) any person has received approval under the Change in Bank Control Act of 1978 (the "Control Act"), or regulations issued thereunder, to acquire control of the Company, (vi) any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of 20 percent or more of the total number of voting shares of the Company, whether or not the requisite approval for such acquisition has been received under the Holding Company Act, the Control Act, or the respective regulations issued thereunder, provided that a change in control will not be deemed to have occurred under this clause (vi) unless the Board of Directors of the Company or of the Bank has made a determination that such action constitutes or will constitute a change in control of the Company; or (vii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least two-thirds of the Board of Directors of the Company or any successor institution. For purposes of this Section 9(b), a "person" includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert, but does not include any employee stock ownership plan or similar employee benefit plan of the Company or the Bank. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934; provided, however, that if such person is Schedule 13G filer, such person shall not be deemed to be a beneficial owner of shares as to which such person possesses only the sole or shared power to dispose or direct the disposition of the shares as long as such person would not have beneficial ownership of more than 25 percent of the total number of voting shares of the Company including the shares as the which such person possesses only sole or shared power to dispose or direct the disposition of the shares.

A "change in control of the Bank," for purposes of the Agreement, shall be deemed to have taken place if the Company's beneficial ownership of the total number of voting shares of the Bank is reduced to less than 50 percent.

(c) Notwithstanding any other provisions of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company and the Bank, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 9(c) (the "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or the Bank for the direct or indirect compensation of the Employee (including groups or classes of participants of beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a "Benefit Plan"), the Employee shall not have any right to receive any payment or other benefit under this Agreement, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to the Employee under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"). In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause the Employee to be considered to have received a Parachute Payment under this Agreement, then the Employee shall have the right, in the Employee's sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Employee under this Agreement be deemed to be a Parachute Payment.

10. Disability. If the Employee shall become disabled or incapacitated to the extent that the Employee is unable to perform the Employee's duties and responsibilities hereunder, the Employee shall be entitled to receive disability benefits at least as favorable as the benefits provided for other executive officers of the Bank.

11. No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other parties hereto. However, in the event of the death of the Employee, all rights to receive payments hereunder shall become rights of the Employee's estate.

12. Other Contracts. The Employee shall not, during the term of this Agreement, have any other paid employment other than with the Company or a subsidiary of the Company or the Bank, except with the prior approval of the Board.

13. Amendments or Additions; Action by Boards of Directors. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto. The prior approval by a two-thirds affirmative vote of the full Board shall be required in order for the Bank to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement, including any determination that the Agreement will not be renewed under Section 5, and any termination of employment with or without cause under Section 8(a).

14. Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Except as is otherwise clearly indicated by the context, all references to sections, subsections and clauses herein are references to the sections, subsections and clauses of this Agreement and all references to "herein," "hereunder," "hereof," "hereby" and other variations are references to the entire Agreement.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts except the choice of law rules thereof.

17. Seal. This Agreement is intended to take effect as a sealed instrument.

18. Prior Agreement Superceded. The agreement between the Bank and the Employee, dated April 16, 1987, is hereby replaced and superceded in its entirety by this Agreement.

SOUTH BOSTON SAVINGS BANK



ATTEST: /s/ Anita L. Daniels                 By: /s/ Richard R. Laine
        --------------------                     --------------------
          (Secretary)                                Richard R. Laine
                                                Its: President and CEO


EMPLOYEE:

/s/ Joseph R. Catalano
--------------------------------
Joseph R. Catalano